Exhibit 99.1    Alcan Inc. 2006 Annual Review

Alcan Inc.
2006 Annual Review

Linked to the Planet

2006 Annual Review

Alcan continued to make excellent progress in 2006, driven by strong aluminum market fundamentals and solid performances across all business groups.

Financial and Operating Highlights

	2006	2005	2004	2003
Financial Data (in millions of US$, except where indicated)
Sales and operating revenues	23,641	20,320	24,948	13,850
Net income	1,786	129	258	64
Cash from operating activities in continuing operations	3,040	1,535	1, 739	1,801
Return on capital employed (%)	12.3	6.7	5.0	3.3
Total assets (at year-end)	28,939	26,638	33,341	31,948
Cash used for capital expenditures
and business acquisitions	2,282	1,854	1,735	4,657
Debt as a percentage of invested capital (%)	35	40	46	47
Per common share (in US$)
Net income - basic	4.75	0.33	0.69	0.18
Dividends	0.70	0.60	0.60	0.60
Price on NYSE (at year-end)	48.74	40.95	49.04	46.95
Operating Data (in thousands of tonnes)
Ingot products shipments (1)	3,018	3,070	2,012	1,387
Rolled products shipments (2)	—	—	2,815	2,559
Aluminum used in engineered products and packaging	1,315	1,269	1,469	562
Primary aluminum production	3,406	3,420	3,382	2,354
Average LME Three-Month Price (in US$/tonne)	2,594	1,900	1,721	1,428

(1) Includes primary and secondary ingot and recycled metal, as well as shipments from metal trading activities.
(2) Includes conversion of customer-owned metal.

All dollar amounts in this report are in US dollars, unless otherwise stated.

Alcan Inc.
2006 Annual Review

Linked to the Planet

Alcan has always understood its inherent connection to the planet. Our decisions and actions immediately impact our shareholders, employees and partners, the financial markets and the communities in which we operate around the world. This linkage is stronger than ever, as is our commitment to build long-term shareholder value and a sustainable future.

Through its 430 facilities, offices and R&D centres in 61 countries and regions, Alcan is present in hundreds of communities. Through our products, we touch the lives of millions more.

We take pride in having generated significant value for our shareholders with revenues of $23.6 billion in 2006. We also strengthened our commitment to sustainability, a guiding business principle at Alcan.

Throughout 2006, our 68,000 employees* continued to aggressively pursue opportunities for growth around the world. Collectively, our decisions and actions reinforced the strong market positions of our four business groups worldwide.

With our head office in Montreal, Canada, we are a publicly traded company on the Toronto, New York, London, Paris (Euronext) and Swiss stock exchanges.

* Including joint ventures.

† Operating earnings, which are calculated by taking income from continuing operations and removing the impacts of foreign currency balance sheet translation and Other Specified Items, are discussed in the Company's 2006 Annual Report on Form 10-K.

Alcan Inc.
2006 Annual Review

Message to Shareholders

Winning in the Global Competition

2006 was a year of significant achievement for Alcan. We generated record earnings and operating cash flow, increased our regular dividend and pursued a share repurchase program. On the strategic front, we completed the merger integration and restructuring resulting from the Pechiney acquisition and launched a number of important growth projects.

During 2006, through focused execution, we were able to capitalize on strong primary aluminum prices and growing end markets to meet or exceed all four of our key external financial targets. By year-end, our debt-to-capital ratio was on target at 35%, down from 40% at end of 2005. Cash generation from continuing operations totalled over $3 billion versus a targeted minimum of $2 billion; operating earnings per share were a record $5.05, compared to $2.44 in 2005; and return on capital employed improved to 12.3% from 6.7% in 2005, well above our cost of capital.

In August 2006, we announced a 33% increase in the quarterly dividend, and subsequently in October announced a share repurchase program for up to 5% of our outstanding common shares. The Company's strong overall financial position, disciplined approach to capital allocation and commitment to shareholder value were the drivers in these decisions to return capital to our shareholders. Further, we believe that the enhanced cash-generation capability of today's Alcan will enable us to continue to fully fund our pipeline of organic growth opportunities and value-enhancing strategic initiatives for the future.

AIMS and Sustainability

The Alcan Integrated Management System (AIMS) continued to be a key contributor to the Company's successful performance in 2006. With the addition of a fourth pillar - the Alcan People Advantage - we recognized the important role Alcan's employees play in determining the Company's operating performance and ultimate success.

Sustainability remained an integral part of Alcan's strategy in 2006 - indeed, we have incorporated it fully into our day-to-day operations. I would like to commend my fellow employees for further improving our performance in the vital area of environment, health and safety (EHS). As a recognition of these efforts through our EHS FIRST initiative, Alcan was honoured with the prestigious Robert W. Campbell Award for EHS excellence from the United States' National Safety Council.

Focused on Value

Alcan's underlying investment approach is to continue to be disciplined and focused on value. Our business strategy entails building selectively on the Company's core strengths. We are executing this strategy by strengthening our bauxite and alumina position; accelerating development of our attractive primary metal project pipeline by leveraging our leading-edge AP smelting technology; and by seizing adjacent growth opportunities - both in geographic markets and new products - for our Engineered Products and Packaging businesses.

In 2006, we moved decisively to capitalize on a number of attractive growth opportunities that met our strict criteria, including both organic growth projects and selected acquisitions.

Alcan Inc.
2006 Annual Review

Disciplined Growth

The pending completion of our Gove refinery expansion in Australia represents a major step in improving our bauxite and alumina capacity and cost position. Although Australian construction conditions have proved challenging, once completed, our cash costs at Gove will decrease by $30/t. In our Primary Metal group, a suite of attractive projects - all in the first quartile of the cost curve - will potentially increase Alcan's production by 1 Mt or 30%. Among them are a 350-kt/y joint-venture smelter under construction in Sohar, Oman; the proposed 720-kt/y greenfield COEGA smelter project in South Africa; as well as brownfield expansion and modernization projects being considered for Kitimat Works in British Columbia and Quebec, Canada, and the ISAL smelter in Iceland.

Looking further ahead, we announced plans to build a $550-million pilot plant at our Complexe Jonquiere site in Quebec, Canada, to commercially launch the next-generation AP 50 smelting technology. In addition, we announced an accelerated R&D initiative at our Rhone-Alpes research centres in France to develop a high-efficiency cell for the future. These investments underscored our determination to further enhance our position as the acknowledged world leader for aluminum smelting technologies.

Strong Market Positions

Our Engineered Products group experienced a record year led by exceptional performance in the aerospace, cable and composites business units. Strong orders and new partnerships reinforced our global position in aerospace, where Alcan ranks as the leading supplier in Europe and No. 2 in North America. Several of the group's business units are pursuing expansion opportunities in new geographic markets such as Eastern Europe, China and India, and in specific market segments such as electrical cable and composites.

An extensive two-year restructuring of the packaging portfolio was largely completed in 2006. The primary focus of the business is now shifting to growing those market segments where we can benefit from our competitive advantages in size, scope, technology leadership and longstanding partnerships with key global customers. We are expanding our presence in emerging markets such as Russia, where two new plants are under construction. Despite an unprecedented rise in raw material costs, the Packaging group succeeded in maintaining its margins through cost control and product mix selection.

Acknowledgements

I would like to express my gratitude to employees throughout Alcan for their hard work and commitment, and to the members of our senior management team who took on new responsibilities over the course of 2006. In that regard, I would like to welcome Ilene Gordon to the executive team as President and CEO of the Packaging group, and to thank and congratulate Gaston Ouellet for his role as President of Alcan France and his forthcoming retirement in 2007. As well, I would like to thank the Board of Directors for its support and sound advice during an active and exciting year.

Outlook

As 2007 begins, we are witnessing a continuation of generally favourable global economic growth and support for the primary aluminum industry. Overall, fabricated aluminum and packaging market fundamentals remain sound. However, we know that none of us can predict the future with certainty. Therefore, our efforts in 2007 will continue to recognize the need for financial discipline, strong relative cost positioning and superior customer service in all markets that we serve.

Alcan Inc.
2006 Annual Review

Why Invest in Alcan?

We think Alcan is a great investment for a number of compelling reasons: modern and cost-efficient upstream assets with unique competitive advantages in asset quality, technology and power supply; downstream businesses well positioned in profitable markets with further potential for margin improvement and growth; competent and engaged employees; financial strength and flexibility; a proven track record in managing for value; and an industry-leading reputation for sustainability.

Richard B. Evans
President and Chief Executive Officer

Corporate Governance with a Global Perspective

Alcan's 2006 results speak for themselves. With the strong aluminum market and a seamless succession in the CEO's office, the continued focus on value creation paid off with record results in virtually all of our key financial metrics.

I would like to congratulate Dick Evans, our President and Chief Executive Officer, and his senior management team for an outstanding year. Early in the year, Dick acted decisively to maintain the positive momentum by surrounding himself with a strong and experienced leadership team. The unanticipated departure of the head of one of our business groups late in 2006 provided an opportunity to renew and further strengthen the senior management corps. Internal promotions resulted in three of Alcan's four businesses, Primary Metal, Engineered Products and Packaging, having different but industry-experienced people at the top. The fact that we were able to expeditiously find outstanding candidates from within to fill those key posts attests to the depth of talent in the organization and - from a governance perspective - to our talent development and succession planning process.

Strong Governance More Vital than Ever

I would also like to thank my fellow Board members for their wise counsel and support over the course of the year. I wish to acknowledge the contribution of Bill Loomis who stepped down for personal reasons earlier in 2006. We are proud that Alcan has a history of strong corporate governance - an attribute I would suggest is arguably more vital than ever, as we extend our global reach to encompass new activities and new markets around the world. Alcan already has a presence in 61 countries and regions, and has announced its intent to make potential investments in developing economies in Oman, Ghana, Guinea, China, Cameroon, Madagascar, South Africa, Russia, Slovakia and Mexico.

Having referenced Alcan's expanding global footprint, I am pleased to observe that we also continue to invest in our home base in Canada, where we have recently completed a major expansion of the Alouette smelter in Quebec, undertaken significant cost-optimization and productivity-improvement initiatives at our Vaudreuil, Quebec, alumina refinery and announced plans for a $1.8-billion modernization and expansion of our smelting activities in the Saguenay–Lac-Saint-Jean region of Quebec. In addition, Alcan has announced and continues to pursue the necessary conditions for a $1.8-billion modernization of our Kitimat smelter in British Columbia. In order to move ahead on the Kitimat project, Alcan continues to seek B.C. government approval on key energy and environmental issues, and a long-term agreement with the Canadian Auto Workers union.

Alcan Inc.
2006 Annual Review

Inextricably Linked to the Planet

As the theme of this year's annual review rightly suggests, we are inextricably linked to this planet and to the hundreds of communities worldwide where Alcan has a presence. What we do in one part of the world inevitably reverberates not only throughout our own organization but also with outside stakeholders.

Consideration for and commitment to the communities in which it operates has long been an Alcan hallmark. A recent illustration is our new Indigenous Peoples Policy. Developed over the past year with extensive input and guidance from indigenous peoples in Quebec, British Columbia and Australia, the policy provides a framework to promote constructive and sustainable relationships with indigenous communities worldwide through open, positive and respectful communications.

Elsewhere, the Company is working with non-governmental organizations (NGOs) and local partners to provide basic access to water, sanitation and education, using the United Nation's Millennium Development Goals as a framework for action. During 2006, Alcan joined a select number of companies in the Business Leaders Initiative on Human Rights, which focuses on finding practical ways of applying the aspirations of the Universal Declaration of Human Rights within a business context. It should be noted as well that, in keeping with the adage "think globally, act locally,'' Alcan upholds a high standard of respect for human rights at all of its facilities around the world and engages local stakeholders to help promote those rights in the broader community. Other recent high-profile undertakings included participation in a special task force of the World Economic Forum's Partnering Against Corruption initiative.

These examples illustrate how sustainability initiatives have become an integral part of Alcan's decision-making and operations, with a view to optimizing long-term value creation. I am pleased to note that these efforts have not gone unnoticed. In 2006, Alcan was once again included in the Dow Jones Sustainability World Index - for the fifth consecutive year. As well, in May 2007, the Company will be awarded the World Environment Center's (WEC) Gold Medal for International Corporate Achievement in Sustainable Development. Established in 1985, the annual WEC award honours pre-eminent industry leadership initiatives and contributions to worldwide environmental excellence and sustainable development.

In the spirit of recognizing leadership in sustainability, I wish to congratulate India's Barefoot College, 2006 winner of the $1-million Alcan Prize for Sustainability. Since 1972, this grassroots NGO has been working to improve the lives of India's poorest people, providing practical, hands-on skills training that enables them to help their rural communities deal with issues ranging from clean drinking water and electricity shortages to female education, health and sanitation, rural unemployment and ecological systems.

Businesses Cannot Succeed in Societies that Fail

By way of conclusion, it is important to understand that, while Alcan is justifiably proud of its track record on sustainable development, our commitment in that regard is not simply a matter of altruism or wanting to do the right thing. As Dick rightly observed, "the definition of sustainability we embrace must reflect - and advance - the interests of our shareholders, our customers, our employees, our communities and our suppliers."

Accordingly, we have worked hard to go beyond the definitions of sustainability typically adopted by corporations - such as "corporate social responsibility" or avoidance of environmental harm. As a business organization, we know that our definition must be aligned with the interests of our shareholders, customers, suppliers and employees alike. Furthermore, to our way of thinking, there is no relevant definition that does not recognize the need to return or exceed our cost of capital over the long term.

Alcan Inc.
2006 Annual Review

Strengthening relationships and partnerships, engaging in meaningful dialogue with regard to difficult issues, and pursuing business opportunities that reinforce our competitive position while providing a sustainable environment for future generations - these are all key drivers of long-term value creation.

Why is strong corporate governance so crucial for companies hoping to compete and win in the global marketplace?

My experience as an international arbitrator and former Canadian ambassador to the United Nations has given me a particular appreciation for the importance of strong governance for companies like Alcan that compete in the global arena. Aside from helping the organization avoid potential financial, political and ethical pitfalls - which pose considerable risk in certain parts of the world - our reputation as a company reinforces Alcan's status as a premier global investment and preferred business partner.

L. Yves Fortier
Chairman of the Board

Investment Thesis and Strategy

Alcan: A Premier Global Investment

Alcan's vision is clear: to be a premier global investment, responsible partner of choice and provider of innovative materials and technology, committed to its shareholders, customers, employees and communities in which it operates.

In 2006, we made significant progress toward achieving our vision. Our strategic focus on innovation, value creation and cost reduction enabled us to meet our growth and return targets - true measures of a sound investment.

This unwavering focus reinforced our numerous competitive strengths, which include our modern and low-cost upstream assets, our leading market positions, our strong downstream customer relationships, our proven integrated management system and our recognized leadership in sustainability. In 2006, we also enhanced our sizeable power and technology advantages, further improving our relative position on the aluminum smelting cost curve.

Self-Generated Power

Energy is the single biggest cost driver in aluminum smelting. Some 50% of the energy Alcan uses in its aluminum operations is self-generated and another 45% is secured under long-term contracts. Our enviable power position drives our low-cost smelting capabilities and boosts our competitive advantage in the face of ever-increasing energy costs.

A stable and long-term supply of competitively priced energy is a significant factor in our smelting investment decisions, including projects currently under way or under consideration in Oman, Iceland, Canada, South Africa and Cameroon. Unfortunately, the expiration of energy supply contracts at two smaller European smelters led to proceedings to close these operations.

Benchmark Technology

Our proprietary AP smelting technology also contributes to our excellent cost position, generates revenues and gives us access to many of the world's best projects. As the industry benchmark in reliability, energy efficiency, productivity and environmental performance, AP technology delivers the lowest full economic cost, which is why it is the technology of choice for the majority of the world's new smelters outside China. In fact, the industry is currently constructing one million tonnes of new capacity using our proprietary AP technology.

Alcan Inc.
2006 Annual Review

In late 2006, Alcan unveiled plans to build a $550-million pilot plant to commercialize its next-generation AP 50 technology at its Jonquiere site in Quebec, Canada. We also announced an accelerated R&D program for breakthrough developments based on the AP technology platform centred at our R&D hub in France's Rhone-Alpes region. Our objective is a step change in technology to deliver a cleaner and up to 20% more energy-efficient smelting process.

Global Capabilities

Alcan operates successfully in all regions of the world and is selectively expanding into new countries and markets. Our global capabilities and financial flexibility enable us to capitalize on exciting growth opportunities wherever it makes good business sense to do so. Today, our four business groups - Bauxite and Alumina, Primary Metal, Engineered Products and Packaging - are active globally and rank No. 1, 2 or 3 in most of the markets they serve.

Financial Performance

Our strong balance sheet and cash flow outlook allowed us to capitalize on an excellent pipeline of diverse projects worldwide, while also returning value to our shareholders through a 33% dividend increase, to $0.20 from $0.15 per common share. In addition, we announced a share repurchase program, reflecting the strength of our conviction in Alcan's fundamentals and future cash flows. Staged development of fully owned major projects, such as our ISAL smelter in Iceland, our new AP 50 pilot plant in Quebec, Canada, and the contemplated upgrade of our Kitimat smelter in British Columbia, Canada, gives us flexibility in our capital expenditure profile.

Sustainability

We believe that there is a strong link between sustainability and long-term shareholder value. Our reputation for sustainable practices makes us both a preferred investment and a sought-after partner in many of the industry's best projects. For example, Alcan was invited to participate in a joint-venture alumina refinery and bauxite mine feasibility study in Ghana partially due to its sector-leading reputation in sustainability.

Sustainability drives innovation and value creation throughout Alcan. Examples include BoronMMC, a safe solution for packaging nuclear waste, and our innovative parabolic solar cooker, which harnesses renewable solar energy and reduces developing regions' dependence on traditional energy sources such as firewood and fossil fuels. In 2006, we announced plans to provide solar cookers and pans to families in Indonesia as part of a Clean Development Mechanism project to address climate change.

Strategy Going Forward

Alcan is continuing to grow in all of its core businesses. In our upstream businesses, our focus is on low-cost production and organic growth using the leverage of our industry-leading technology. Our modern and cost-efficient assets have allowed us to reach and maintain first-quartile positions on the industry cost curve.

In our Bauxite and Alumina group, further exploration of bauxite-rich regions, brownfield expansions in Australia and Brazil, as well as greenfield potential in Africa and India - leveraging Alcan technology and know-how - will increase our access to competitively priced sources of alumina. In our Primary Metal group, we will aggressively leverage our power and technology strengths to boost our competitive advantage as we pursue first-quartile brownfield and greenfield opportunities in Canada, Iceland, South Africa and Cameroon.

In our Engineered Products and Packaging groups, we have further optimized our portfolio for improved performance. Today, we are continuing to focus on profitable growth, with leading technology and market positions in selected niches where we believe we can secure long-term competitive advantages.

Alcan Inc.
2006 Annual Review

We plan to grow by expanding our product lines in specific markets and leveraging our technologies and know-how to create new solutions, as well as by extending our geographic reach to new markets, better serving our global customers and complementing what we already do and where we already operate.

Alcan will maintain its financial discipline and its focus on cash and real economic value. Ongoing strategic capital allocation, portfolio optimization and cost-control initiatives are meant to ensure we continue to improve our return on capital. This is how we intend to become and remain the best run and most profitable company in our industry.

Delivering Results

Surpassing Our Targets

Four targets, one Company-wide commitment. Our determination to deliver on our financial targets keeps us focused on maximizing value. These targets allow us to measure our progress and ensure strong future performance. In 2006, we met or beat each of these aggressive targets, posting record operating earnings and operating cash flow.

In 2006, Alcan demonstrated that it has the financial rigour and discipline to deliver on its targets. Ongoing efforts to reduce costs, restructure businesses and upgrade our portfolio continued to pay off. A sharp focus on operational excellence through the company-wide implementation of Alcan's Integrated Management System (AIMS) strengthened our ability to translate metal price increases into higher profits. Procurement and Continuous Improvement initiatives, cost optimization, and tight working capital and capital spending management all contributed to this best-ever performance.

While solid aluminum fundamentals drove much of the year-over-year improvement, our enhanced mix and higher volumes also boosted our results. At year-end, a substantially greater proportion of the metal price increase flowed through to the bottom line than in previous years. In fact, about 80% of the higher aluminum prices found their way to Alcan's bottom line in 2006, compared to about 20% two years ago.

This strong performance enabled us to either reach or exceed our targets. It also improved our ability to act on attractive growth opportunities as they arose, while simultaneously allowing us to reward shareholders with a 33% dividend increase and a share repurchase program. These latter actions reflect our confidence in the Company's prospects and our commitment to superior returns.

Alcan Inc.
2006 Annual Review

Target 1:

Return on capital employed (ROCE): Cover cost of capital by 2008

In 2004: 5.0%
In 2005: 6.7%
In 2006: 12.3% (exceeded target)

Generating sufficient returns to exceed our after-tax cost of capital is Alcan's top priority. Each business group made steady progress in implementing its mid-term plan to attain this overall target, which helped Alcan not only reach but exceed its ROCE target in 2006.

Target 2:

Operating earnings per share (OEPS): 15% annual growth

In 2004: 29%
In 2005: 39% (excluding Novelis)
In 2006: 107% (exceeded target)

OEPS is an important measure because it reflects the results of ongoing operating activities. Higher metal prices and cost discipline in our upstream businesses and margin improvement in many downstream businesses accounted for our outstanding OEPS performance.

Alcan Inc.
2006 Annual Review

Target 3:

Cash from operations: Minimum of $2 billion starting in 2006

In 2004: $1.7 billion
In 2005: $1.5 billion
In 2006: $3.0 billion (exceeded target)

Alcan posted record operating cash flow in 2006, enhancing financial flexibility for the future. Cash from operations provides a measure of the cash generated internally that is available for capital expenditures, investment opportunities, debt service, dividends and other capital returns to shareholders. The record cash flow generated helps fund our project pipeline.

Target 4:

Debt-to-total-capital ratio: 35%

In 2004: 46%
In 2005: 40%
In 2006: 35% (on target)

Our debt-to-total-capital ratio decreased from 40% in 2005 to 35% in 2006. This longer term target impacts Alcan's cost of capital, credit rating and financial flexibility. Our target ratio is a reflection of our objective to maintain a solid investment-grade credit rating.

Company and business group targets were disclosed in September 2005 and were based on forward market rates for aluminum and key currencies at that time.

Alcan Inc.
2006 Annual Review

Corporate Initiatives

AIMS: The Key to Continuously Creating Value

Alcan's Integrated Management System (AIMS) and its four pillars equip us with the systems, best practices, capabilities and talent to operate successfully worldwide.

Value-Based Management (VBM)

VBM lies at the heart of Alcan's capital allocation decisions. It provides us with the financial discipline to consistently manage for value in today's increasingly complex and competitive global markets. Fact-based VBM assessments were significant factors that led us to expand alumina refineries in Australia and Brazil, participate in a smelter joint venture in Oman, develop new engineered automotive and aerospace applications, and seize packaging opportunities in Russia, Poland, China, Southeast Asia and Mexico.

VBM is also behind our drive to more effectively manage our $7.5-billion worldwide procurement portfolio. In 2006, our innovative Total Value OpportunityTM approach to procurement allowed us to generate some $124 million in cross-business synergies.

EHS FIRST

EHS FIRST is transforming Alcan into a recognized leader of environment, health and safety (EHS) excellence. In November 2006, this recognition reached new heights when we received the prestigious Robert W. Campbell Award from the United States' National Safety Council.

In 2006, we made steady progress across all key EHS indicators, including a 21% year-over-year decrease in serious injuries and further reductions in our environmental footprint. We also updated our EHS FIRST Policy, making it more meaningful and compelling to all employees.

Continuous Improvement (CI)

CI is a disciplined approach to improvement based on Lean Manufacturing and Six Sigma principles, driving a change in culture and mindset at Alcan. By year-end, 3,000 employees were trained as black belts and green belts. Completed CI projects generated the equivalent of $267 million in annual business group profit with another $196 million under way - an excellent return on our $20-million investment in CI training.

Examples of successful CI projects include the reduced cost and improved quality of security guard services throughout Alcan; the energy cost-reduction program at Gove in Australia; a reduction in alumina inventory across the Company; debottlenecking furnaces at Issoire in France in order to be able to deliver more aluminum to the aerospace market; and a 96% reduction in exposure to lacerations at several packaging plants in the Americas. CI was fully deployed in early 2006. The current acceleration phase focuses on targeting and executing higher value improvement projects with greater speed.

Alcan Inc.
2006 Annual Review

Why Our People Matter Most

Alcan's employees are the Company's most important asset.

Alcan People Advantage

In 2006, we launched the Alcan People Advantage to focus on strengthening the key driver of the Company's value and success: our employees. As the newest pillar of AIMS, the Alcan People Advantage reflects our commitment to be a preferred employer everywhere we operate.

Creating Value with Our People

The Alcan People Advantage will allow us to offer greater value to our employees through rewarding career opportunities, secure and stimulating work environments, effective training and personal development, as well as competitive compensation and recognition packages. In turn, it will maximize the value our employees create for the Company by rallying them around our strategies and business objectives.

Once fully deployed, the Alcan People Advantage will further bolster the skills, dedication and engagement of our employees, along with their ability to provide the Company with a sustainable competitive advantage. It will ensure that we have the technical expertise as well as the highly competent leadership we need to succeed around the world.

Ensuring Consistency Worldwide

The Alcan People Advantage will establish a set of standardized human resources practices, based on proven internal and external programs, to be adopted worldwide. Individual business groups, sectors, units and sites will choose from a selection of best-practice tools to meet their specific needs.

The latter half of 2006 was devoted to defining this new pillar's guiding principles, standard practices, tools and performance indicators. Once fully deployed, its impact will be measured through internal audits, in addition to already existing employee surveys and key human resources performance indicators.

Enabling Employees to Make a Difference

We believe that every Alcan employee should be given the opportunity to make a difference. By ensuring clear employee alignment with strategic business objectives, equipping them with new or enhanced capabilities through training and development, and, as a result, increasing their level of engagement in the Company's success, the Alcan People Advantage will allow our employees to grow and perform to their full potential.

Alignment

The Alcan People Advantage will allow us to effectively leverage the diverse talents at all levels of our organization by aligning our employees with strategic business objectives and Alcan's values. It will ensure we have the right people in the right positions and that everyone is working in the same direction toward the same goals. More specifically, alignment will come from providing all employees with clear performance goals and targets, as well as regular feedback on their performance.

Capabilities

It is essential that our employees receive the training and development they need to reach their full potential. We will build on our ongoing process to identify technical and leadership training requirements. All employees will be given a career development plan and internal mobility opportunities to broaden their experience. Emphasis will be placed on sharing knowledge and skills at all levels of the Company.

Alcan Inc.
2006 Annual Review

Engagement

There is a proven link between a company's performance and the level of its employees' engagement. We will ensure that we have the right policies and practices to encourage a high degree of employee engagement worldwide. This includes broadening the recognition of creative ideas and initiatives as we did in 2006, when we made our internal Nathanael V. Davis Award - Alcan's most prestigious award for employee excellence - even more accessible to all employees.

The Alcan People Advantage will empower our employees to make an even greater contribution to our company, our stakeholders and themselves.

Technology, Innovation and Sustainability

The Drive to Innovate

Our drive to innovate is integral to our quest to be a leader in everything we do.

Today, the best companies are often the best innovators, which explains the growing importance of innovation within our business groups. At Alcan, innovation is focused on creating sustainable value for our company and our stakeholders.

Bauxite and Alumina

Early on in the Gove Expansion Project, Alcan saw the need to overcome issues related to the remoteness of Gove in Northern Australia, as well as very tight Australian construction market conditions for labour and materials. An innovative Pre-Assembled Module (PAM) strategy was implemented that entailed fabricating a substantial portion of plant components in PAM yards offsite and shipping them to Gove ready for installation. Among other benefits, the Company partially mitigated market conditions and created a safer workplace by decreasing the number of people and activities on site at any given time.

Primary Metal

Alcan's undisputed leadership in smelter technology starts with its best-in-class AP 30 platform resulting in the use of AP 35+ at Oman and other planned greenfield and brownfield projects. Our newly announced AP 50 pilot plant in Quebec and accelerated R&D program for breakthrough developments in France attest to our commitment to strengthen this leadership. We also began construction on an 80-kt/y treatment facility in the Saguenay–Lac-Saint-Jean region of Quebec to recycle spent pot lining using Alcan's proprietary technology. This process provides the global aluminum industry with a sustainable solution for spent pot lining by-products. Full ownership of Carbone Savoie in France further strengthens our technology position with advanced graphitized cathode blocks.

Engineered Products

Growth in Engineered Products depends on our ability to work ever more closely with customers and end users to develop innovative, value-added solutions that deliver lightweight, high strength and surface functionality. Recent innovations include next-generation aerospace alloys and fabricated solutions; automotive crash management systems and heat exchanger materials; and lightweight composites for wind turbines. We also dedicate resources to innovation in emerging technologies and adjacent markets, potentially leading to new growth areas.

Packaging

In 2006, our Packaging group inaugurated its AUD20-million facility in Australia to supply the region's rapidly growing wine markets with our innovative Stelvin® wine screw cap. In pharmaceutical packaging, our unique Guardlid® child-resistant blister lidding is still the industry standard, delivering a safer solution for prescription drugs. We also developed a unique software tool to assess and manage the lifecycle of packaging products. As well, we inaugurated a facility in Edgewood, New York, in the United States, to increase our share of the fast-growing label market for energy drinks and bottled water.

Alcan Inc.
2006 Annual Review

Leading the Way in Sustainable Growth

Our Values

Integrity
Standing up for what we believe in and conducting ourselves in an ethical manner.

Accountability
Honouring commitments and accepting responsibility for our actions and behaviour.

Trust and Transparency
Creating an atmosphere of trust and promoting open and timely exchanges.

Teamwork
Cooperating and leveraging our abilities to achieve common goals and superior results.

Our commitment to our values compels us to lead the way in corporate governance and sustainability.

Acting Responsibly

Consistently strong governance and ethical standards are part of what makes Alcan an attractive investment and partner. A number of formal policies guide our employees and encourage our partners to make ethical decisions, respect human rights and build stronger stakeholder relationships everywhere we operate. They include our Worldwide Code of Employee and Business Conduct, our Code of Ethics for Senior Financial Officers and our new Indigenous Peoples Policy, as well as respect for the United Nations' Universal Declaration of Human Rights.

Embedding Sustainability Intelligently

Sustainability underpins Alcan's efforts to act ethically and responsibly around the globe. Our commitment to this guiding business principle is more evident than ever. Embedding a sustainability mindset allows us to expand our understanding of the real and broader value at stake. It increases operational efficiency, customer satisfaction, employee well-being, community support and investor confidence.

Far-Reaching Actions

Reaping the benefits of our successful EHS FIRST management system, in 2006, we further reduced energy consumption and greenhouse gas (GHG) emissions through our AP smelting technology and lightweight aluminum and composite solutions for the transportation industry. Our biodiversity initiatives in places like Laterriere Works in Quebec, Canada, enhanced natural habitats. A new Cross-Cultural Awareness Program helped us strengthen community and stakeholder relations in Australia.

Alcan Inc.
2006 Annual Review

Other actions that benefited our employees, communities and the environment, included improving environment, health and safety (EHS) at our joint-venture smelter in China and increasing the aluminum recycling capabilities of our Neuf-Brisach Specialty Sheet facility in France. We also developed an award-winning waste reduction program in Ireland, enhanced the recovery of aluminum-rich scrap at our alumina refinery in Gardanne, France, and began construction on a spent pot lining treatment facility in the Saguenay–Lac-Saint-Jean region of Quebec, Canada.

A Global Benchmark

Alcan is recognized as a benchmark for sustainability within the mining and metals sector. Corporate goals that support the creation of sustainable value include meeting our financial targets, achieving zero EHS incidents, reducing direct greenhouse gas emissions per tonne of production by another 10% between 2006 and 2010, and requiring new facilities to attain ISO 14001 and OHSAS 18001 certification within two years.

Our Worldwide Presence

Alcan's Link to the World

Historically a global company, Alcan and its four business groups benefit from their global reach, extensive manufacturing capabilities, leading market positions and international savvy.

1- Bauxite and Alumina

2- Primary Metal

3- Engineered Products

4- Packaging

5- Corporate

6- R&D

North America

Canada: 1-2-3-4-5-6

Mexico: 3-4

U.S.A.: 1-2-3-4-5-6

South America

Argentina: 4

Bermuda: 5

Brazil: 1-3-4-5

Chile: 4

Ecuador: 3

Puerto Rico: 4

Uruguay: 4

Venezuela: 1

Europe

Austria: 3

Belgium: 3-4-5

Alcan Inc.
2006 Annual Review

Czech Rep.: 3-4

Denmark: 4

France: 1-2-3-4-5-6

Germany: 1-3-4

Greece: 3

Hungary: 3

Iceland: 2

Ireland: 4

Italy: 3-4

Kazakhstan: 4

Netherlands: 2-3-4

Norway: 2

Poland: 4

Portugal: 3-4

Romania: 3

Russia: 3-4

Slovakia: 3

Slovenia: 3

Spain: 3-4

Sweden: 2-4-3

Switzerland: 1-2-3-4-5-6

Turkey: 4

United Kingdom: 2-3-4

Africa

Cameroon: 2

Central African Republic: 2

Congo: 2

Egypt: 3

Gabon: 2

Ghana: 1

Guinea: 1

Morocco: 4

Mozambique: 2

South Africa: 2-3

Asia

Bahrain: 2

China: 1-2-3-4-5

India: 1-2-4

Indonesia: 4

Japan: 2-3

Korea: 3

Malaysia: 4

Oman: 2

Philippines: 4

Singapore: 3-4

Thailand: 3-4

United Arab Emirates: 3

Oceania

Australia: 1-2-4-6

New Zealand: 4

Alcan Inc.
2006 Annual Review

Business Group Overview

Creating Value in Bauxite and Alumina

2009 Target*:

  75% of alumina production capacity in the lower half of industry cost curve

In 2006: 33%
In 2005: 36%

Internal Alumina Balance:
In 2006: Short 1.4 Mt
Post-approved expansions (by 2009): Long 0.1 Mt

* Reaching this target is contingent upon completion of the Gove, Australia, and Alumar, Brazil, refinery expansions along with conversion of Gove from oil to gas.

Alcan ranks globally among the top three producers of bauxite and alumina with recognized leadership in technology sales and technical assistance for alumina processing.

Alcan generates 8% of the world's bauxite production and 8% of alumina production with solid positioning in the bauxite-rich regions of Australia, Brazil and West Africa. Alcan's Bauxite and Alumina (B&A) group refines bauxite ore into smelter-grade alumina for the Primary Metal group and external customers and specialty-grade alumina for third parties. Our technology edge, combined with our superior engineering solutions, excellent R&D capabilities, global trading activities and a worldwide transportation network, make us unparalleled in the industry.

Driven by higher London Metal Exchange-linked contract prices for alumina in 2006, B&A's Business Group Profit (BGP) reached a record high with 40% improvement compared to 2005. Thanks to rigorous implementation of Alcan's Integrated Management System, and consequently ensuing gains in efficiency and productivity, the majority of B&A facilities recorded higher volumes.

Key Trends

Over the last three years, the alumina industry cost curve shifted upward by $35 per tonne, largely due to sharp price increases in energy and caustic soda. Alcan moved up slightly more than the industry average due to its higher exposure to fuel oil as a source of energy.

The alumina industry is expected to shift from a supply deficit to a near-term surplus position, with China representing more than 50% of the growth in supply and demand. Chinese alumina imports will decrease as the country restarts idle, high-cost capacity.

Reaching Our Target

In line with B&A's ongoing maximizing value strategy to continually improve its portfolio of assets and consequently its long-term positions, we continued to drive best practices throughout our operations in 2006. This served to partially offset substantial cost hikes for raw materials and improve productivity. In addition to these measures, we made progress on our active pipeline of projects in Australia, Brazil, Ghana, Guinea, Cameroon, India and Madagascar.

Alcan Inc.
2006 Annual Review

In 2006, Alcan signed a Memorandum of Understanding (MOU) for the creation of a joint venture to explore the feasibility of developing a bauxite mine and 1.5 to 2.0 Mt/y alumina refinery in Ghana. As well, Alcan signed an MOU to jointly study the development of a bauxite mine and 1.0 to 1.5 Mt/y alumina refinery in Madagascar.

Our leading opportunity is the $2.3-billion expansion of the Gove, Australia, alumina refinery that will increase its capacity from approximately 2.0 to 3.8 Mt/y and is expected to bring Alcan's internal alumina production capacity into balance. The refinery is expected to reach its nameplate capacity in the first quarter of 2008.

The Gove expansion and targeted conversion of the refinery from oil to gas, combined with the $129-million expansion of our 10%-held Alumar refinery in Brazil (by 2009), is expected to shift 50% of our alumina capacity to the first quartile of the cost curve.

To further improve competitiveness, our Specialty Aluminas business remains focused on the higher-profit market in Europe where we are a leader, as well as continuing its efforts to reduce costs in higher-cost refineries such as Vaudreuil in Quebec, Canada, and Gardanne in France.

On the sustainability front, we are well positioned to make a sizable difference in our operating communities, particularly in the developing world. Accordingly, we strive to partner and build our business strategy in concert with development needs and, where applicable, in alignment with the United Nation's Millennium Development Goals. Beyond simply being the right thing to do, this supports our ability to grow and access new resources.

Strategy Going Forward

B&A will maintain discipline toward improving the group's current portfolio of assets and pursue its strategy by leveraging its rich project pipeline. In addition, by deploying best practices and operational excellence and by leveraging our technology, engineering and sustainability know-how, we are well positioned to reach our 2009 target.

Key Facts:

Number of employees*:	Approximately 4,700 in 12 countries and regions

Number of production facilities:
— Bauxite mines/deposits:	6
— Smelter-grade alumina refineries:	5
— Specialty aluminas plants:	6

Smelter-grade alumina capacity:	5.3 Mt

Specialty aluminas capacity:	622 kt

Key products and services:
Bauxite, smelter-grade alumina, specialty aluminas, engineering and technical assistance.

Third-party sales and operating revenues:	$1.8 billion

Intersegment sales and operating revenues:	$2.0 billion

Business group profit:	$609 million

Business group assets:	$5.9 billion

* Including joint ventures.

Alcan Inc.
2006 Annual Review

Creating Value in Primary Metal

2009 Target:

  80% of production at cost levels better than world average

In 2006 and 2005: exceeded target

Alcan is one of the world's largest primary aluminum producers and the only one capable of providing all products to every major market, including Asia, Europe and North America.

Alcan's primary aluminum production has more than doubled since the late 1990s. The Primary Metal group's value-added products are sold to Alcan affiliates and third-party customers serving the transportation, building and construction, consumer goods and machinery markets.

In 2006, higher London Metal Exchange prices, technology and equipment sales and power generation contributions increased our business group's sales by a record $2 billion versus 2005. This increase was partially offset by steeper costs for energy and other fuel-related materials, for alumina and carbon, as well as the adverse impact of the weakening US dollar on operating costs. Our BGP grew by an all-time high of 69% versus 2005 and generated 68% of Alcan's profits.

Key Trends

The aluminum industry is undergoing a major transformation. Consumption patterns are changing and production is shifting from North America and Europe to China, Russia and the Middle East in order to benefit from low-cost labour and energy. Sustained high energy prices will intensify this shift as producers seek to diversify their industrial base and seize opportunities in regions with energy surpluses.

Changes in the Primary Metal group's geographic footprint mirror these global trends. In 2006, we had a production capacity of 3.5 Mt/y of aluminum - 57% in North America, 32% in Europe and the balance in rapidly expanding operations in Asia, Australia and Africa.

Reaching Our Target

In 2006, we solidified our reputation as a supplier of choice, based on our unique energy position and world leadership in smelting technology and engineering. Other factors that enabled us to beat the industry's average production costs include our world-class assets, ongoing asset optimization, low-cost operational excellence, sustainable value-creating solutions and strong environment, health and safety performance.

Since 2003, we have reduced our recordable and lost-time injury/illness rates by 70%. Despite more than doubling production, we have cut greenhouse gas emission intensity by almost 50% since 1990. In 2006, plant pedestrian safety and hazardous energy control initiatives were highly successful, reducing the number of serious injuries by 60% from 2005 levels.

In 2006, our business group achieved record technology sales and invested over $40 million in global R&D. Many of our smelters performed at the highest efficiency levels in the industry, with 50% of our capacity using our benchmark AP technology. We continued to improve our cost position on all key drivers, including energy consumption and labour productivity.

Alcan Inc.
2006 Annual Review

We anticipate that our continuously evolving AP 35 technology will deliver first-quartile production costs at Sohar in Oman, as well as for our projects in Canada, Iceland, Cameroon and South Africa. Our newly announced AP 50 pilot plant in Quebec, based entirely on renewable hydroelectricity, will be the first step in creating significant next-generation AP smelting capacity. As well, our breakthrough AP technology R&D program aims to retrofit all past and future AP platforms and further reduce energy consumption by up to 20%. Worldwide, the industry is currently constructing one million tonnes of new capacity using Alcan's proprietary AP technology.

Strategy Going Forward

The Primary Metal group will continue to leverage its unrivalled power and technology advantages to pursue organic growth opportunities offering the lowest operating costs and highest possible returns. Our standing as the industry's supplier and partner of choice positions us to capture a significant share of the world's future growth in the lowest cost aluminum production.

Key Facts:

Number of employees*:	Approximately 16,000 in 21 countries and regions

Number of power facilities:	12

Number of technology and equipment sales centres and engineering operations:	12

Number of smelters†:	22

Number of supporting production facilities:	9

Key products and services:
Sheet ingot, extrusion billet, rod, foundry and remelt ingot, smelter anodes and cathodes, aluminum fluoride, smelting technology and equipment sales, and engineering services.

Third-party sales and operating revenues:	$8.7 billion

Intersegment sales and operating revenues:	$2.5 billion

Business group profit:	$3.0 billion

Business group assets:	$12.0 billion

* Including joint ventures.

† Including smelter project in Oman under construction.

Alcan Inc.
2006 Annual Review

Creating Value in Engineered Products

2009 Target:

  Business Group Profit margin from operations at 10% of revenues

In 2006: 8% of revenues
In 2005: 7% of revenues

Alcan is a leading provider of innovative customer-focused fabricated aluminum, composites and other lightweight solutions for the global marketplace.

Alcan's Engineered Products group is an interconnected network of fabricated and semi-fabricated aluminum and composite businesses that share key resources, processes and technologies, as well as serve common markets, including the aerospace, automotive, mass transportation, marine, building, electrical, beverage can packaging and other specialty segments.

We are the No. 1 supplier of value-added aluminum to Europe's aerospace industry and No. 2 worldwide. We are the premier provider of large profile extrusions to Europe's transportation industry, Europe's No. 1 supplier of beverage can stock, a North American leader in aluminum cable, and a world leader in composites with a unique portfolio of brands and innovative product solutions. Our leading market positions are due to our strong customer relationships, extensive product range, deep process knowledge and unique capabilities, technology and equipment.

Key Trends

Aluminum's lightweight and energy-saving properties, as well as its infinite recyclability, are increasing global demand for fabricated aluminum solutions. This was particularly noteworthy in 2006 across all our products in regions where we operate. However, competition from low-cost producers in Asia and Eastern Europe continued to rise, as did key input costs such as energy, raw materials and freight. Despite these pressures, we improved our margins in 2006 through a focused effort on cost reduction, productivity gains and margin management.

Reaching Our Target

At Engineered Products, the Pechiney acquisition in late 2003 and Novelis spin-off in early 2005 significantly altered our portfolio. As a consequence, our sales grew from $1.6 billion in 2001 to $7.1 billion in 2006. This triggered an intense period of consolidating assets and divesting non-core and underperforming businesses. With this restructuring mostly completed, we are focused on maximizing value and improving our BGP margin through the use of continuous improvement tools to achieve operational excellence and the active management of our product offering and portfolio.

In 2006, our group made major investments to expand in these markets. We increased our plate capacity at the Ravenswood (United States), Issoire (France) and Sierre (Switzerland) rolling mills to meet growing demand in the aerospace and engineering markets. Our unique capabilities and strong customer relationships generated new long-term agreements with major customers.

In our Specialty Sheet unit, we are adding used beverage can recycling capacity and significant finishing capacity at our Neuf-Brisach facility in France to meet growing customer demand and offer a differentiated value proposition in quality and service. In our Extruded Products unit, we streamlined our large profile activities and launched a greenfield project in Slovakia. In our Cable unit, we leveraged our strong base in North America to increase our building wire and strip capacity, develop export markets in Mexico and China, launch new products and exploit growth opportunities from the substitution of copper in building wire. In our Composites unit, we grew through innovation, geographic expansion and acquisitions in the architecture, display and core materials sector.

Alcan Inc.
2006 Annual Review

The Alcan Integrated Management System, Continuous Improvement and our operational excellence program (Fit for Future) helped us further strengthen our capital management, maintenance, product development and sales and marketing practices. We also saw a group-wide 30% reduction in our recordable case rate and have been concentrating EHS FIRST efforts on improving the safety performance of new operations that have joined our group. In 2006, we launched a project (I2P) to move to a common IT platform that will allow us to better leverage the power of information across our entire business group.

Strategy Going Forward

The Engineered Products group is now poised for accelerated profitable growth. We will leverage our much stronger platform and our outstanding asset and technology base to develop new business opportunities. We will maximize the connections between our businesses, particularly the sharing of best practices and the transfer of technology to accelerate progress and enhance our value proposition.

Our growth goes hand in hand with operational excellence. In order to improve our sales, BGP margin and return on capital employed, we will pursue organic growth and the extension of our geographic footprint in such areas as Eastern Europe and Asia, as well as move into complementary markets that we can readily master. At the same time, we will continue to focus on execution with our Continuous Improvement mindset.

Key Facts:

Number of employees*:	Approximately 15,000 in 32 countries and regions

Number of production facilities:	55

Number of Alcan Service Centres:	33

Number of Alcan International Network offices:	32

Key products and services:
Rolled, extruded and cast aluminum products, engineered shaped products and structures, cable, wire and rod, as well as composite materials including balsa wood.

Third-party sales and operating revenues:	$7.1 billion

Intersegment sales and operating revenues:	$194 million

Business group profit:	$567 million

Business group assets:	$4.7 billion

* Including joint ventures.

Alcan Inc.
2006 Annual Review

Creating Value in Packaging

2009 Target:

  Business Group Profit margin from operations at 15% of revenues

In 2006: 10% of revenues
In 2005: 10% of revenues

Alcan Packaging is the globe's second largest supplier of value-added specialty packaging, ranking No. 1 in flexible food, pharmaceutical, beauty and tobacco packaging.

The Packaging group is one of the few competitors in its markets to provide true global reach. We deliver innovative packaging solutions using plastics, engineered film, aluminum, paper, paperboard and glass to customers worldwide. Our advanced technology, processes and know-how are concentrated in four main markets: food (63% by revenues generated), pharmaceutical (16%), beauty (13%) and tobacco (8%).

Between 2001 and 2003, our business grew and shifted significantly following the combinations with algroup, FlexPac and Pechiney. A period of intense integration and consolidation ensued, providing us with a stronger platform that is better focused and positioned for accelerated growth. In 2006, we posted sales of $6 billion. Western Europe generated half, with the rest coming from our strong and growing presence in North America and selected emerging countries.

Key Trends

Since 2004, the packaging industry has experienced a significant rise in raw material prices. Combined with weak demand in Europe, the substantial escalation of input prices continued to squeeze industry margins, which have been declining since 2002.

Alcan Packaging resisted this cost pressure and Europe's poor market conditions more successfully than most in 2006 through aggressive passthrough initiatives, cost-reduction programs and volume growth, notably in the food and tobacco markets.

Reaching Our Target

Despite a difficult business environment, strong portfolio management improved our ROCE (return on capital employed) in 2006 by 1%. We continued to implement a customer-focused manufacturing strategy aimed at developing centres of excellence - fewer, larger and more efficient plants that are more specialized by products and technology - in selected markets. These centres of excellence are improving our sales performance and increasing our profitable growth.

Operational excellence also underpinned our success as we grew in attractive market segments where we can sustain a competitive advantage. The $27.5-million expansion of our dedicated pharmaceutical flexible packaging facility in Shelbyville, Kentucky, in the United States - a sector where we are growing twice as fast as the market - exemplifies this strategy.

We also exited mature and low-margin businesses, especially in our Global Beauty Packaging and Food Packaging Europe sectors, and significantly improved our overall footprint. Our average revenues per plant rose by an impressive 33% between 2003 and 2006. Since 2004, five greenfield projects, eight acquisitions and new capacity investments strengthened our platform in Western Europe, Eastern Europe, the United States, Mexico, Russia, Southeast Asia and China.

Alcan Inc.
2006 Annual Review

Our organization is now fully aligned with the Alcan Integrated Management System. Better-than-expected synergies from acquisitions have been captured. We also aggressively deployed Continuous Improvement and procurement initiatives to deliver very significant savings, while our EHS FIRST performance showed a 22% accident reduction in 2006, among best-in-class.

Strategy Going Forward

We will use low-cost country sourcing, e-procurement, best-practice sharing, lean manufacturing and technology transfers to accelerate our value creation and margin improvements. These measures should help us achieve our ambitious target of having BGP at 15% of revenues by 2009, while at the same time continuing to improve our return on capital employed. With our experienced and diversified management team, we aim to build on our leadership in key segments where we have a leading position, have global scale, are in a position to be a low-cost producer and possess a multinational customer base.

Our organic growth will focus on profitable sectors where we have strong market and technical know-how, and a portfolio of proprietary products and technologies. In terms of acquisitions, we will look for companies with BGP margins and returns in line with our target, operating in strategic markets that are attractive and are easy to integrate.

Key Facts:

Number of employees*:	Approximately 31,000 in 35† countries and regions

Number of production facilities:	130

Key products and services:
Multi-material packaging for the food and beverage, pharmaceutical and medical, beauty and personal care, and tobacco markets.

Third-party sales and operating revenues:	$6.0 billion

Business group profit:	$550 million

Business group assets:	$6.9 billion

* Including joint ventures.

† Including sales and administrative offices.

Alcan Inc.
2006 Annual Review

Officers and Board of Directors as at February 26, 2007

Officers

1. Richard B. Evans

President, Chief Executive Officer and Director, Alcan Inc. since 2006

  Executive VP, Chief Operating Officer (October 2005)

  Executive VP, multiple business groups (1997-2005)

  Director, Bowater Incorporated, International Aluminium Institute

2. Michael Hanley

Executive Vice President and Chief Financial Officer, Alcan Inc. since 2005

  Executive VP, Office of the President (2005)

  President and CEO, Alcan Bauxite and Alumina (2002)

  VP, Investor Relations (2000)

3. David L. McAusland

Executive Vice President, Corporate Development and Chief Legal Officer, Alcan Inc. since 2005

  Senior VP, M&A, and Chief Legal Officer (2000)

  VP, Chief Legal Officer and Secretary (1999)

  Director: Cogeco Inc., Cogeco Cable Inc. and Cascades Inc.

4. Daniel Gagnier

Senior Vice President, Corporate and External Affairs, Alcan Inc. since 2005

  VP, Corporate Affairs and EHS (1995)

  President, Brewers Association of Canada (1992-1994)

  Deputy Minister in various Foreign Service, and Federal and Provincial Governments (1972-1992)

5. Jean-Christophe Deslarzes

Senior Vice President, Human Resources, Alcan Inc. since 2006

  VP, HR and EHS, Alcan Packaging (April 2003)

  VP, HR and EHS, Alcan Rolled Products Europe (2002)

  VP, HR and EHS, Alcan Aluminum Fabrication Europe (2001)

6. Gaston Ouellet

Senior Vice President, Alcan Inc. since 2000

  President, Alcan France (2005)

  Senior VP, HR, Alcan Inc. (2000-2006)

  VP, HR, Alcan Inc. (1993)

7. Christel Bories

Senior Vice President, Alcan Inc., and President and Chief Executive Officer, Alcan Engineered Products since 2006

  President and CEO, Alcan Packaging (2003)

  Senior Executive VP, Packaging Sector, Pechiney (1999)

  Executive VP, Strategy and Control, Pechiney (1998)

8. Jacynthe Côté

Senior Vice President, Alcan Inc., and President and Chief Executive Officer, Alcan Bauxite and Alumina since 2005

  VP, HR and EHS, Alcan Primary Metal (2003)

  VP, Business Planning and Development, Alcan Primary Metal (2000)

  Works Manager, Alcan Primary Metal, Beauharnois (1996), Lynemouth (1999)

Alcan Inc.
2006 Annual Review

9. Ilene Gordon

Senior Vice President, Alcan Inc., and President and Chief Executive Officer, Alcan Packaging since 2006

  President, Alcan Food Packaging Americas (2004)

  President, Pechiney Plastic Packaging, Inc. (1999)

  VP and General Manager, Tenneco Packaging's Folding Carton Business (1997)

10. Michel Jacques

Senior Vice President, Alcan Inc., and President and Chief Executive Officer, Alcan Primary Metal since 2006

  President and CEO, Alcan Engineered Products (2003)

  VP, Strategic Management Support (2002)

  Director, Corporate Development (2000)

11. Rhodri J. Harries

Vice President Finance and Treasurer, Alcan Inc. since 2007

  Vice President and Treasurer, Alcan Inc. (2004)

  Assistant Treasurer, General Motors Corporation (2001)

  Regional Treasurer, General Motors Asia Pacific (1998)

12. Cesidio Ricci

Vice President and Controller, Alcan Inc. since 2005

  VP, Business Finance Director, Alcan Engineered Products (2003)

  Financial Director, Alcan Engineered Products and Composites (2002)

  Financial Director, Alcan Bauxite, Alumina -and Specialty Chemicals (1999)

13. Pierre D. Chenard

Vice President and General Counsel, Operations, Alcan Inc. since 2005

  Deputy Chief Legal Officer (2001)

  VP, Corporate Development and General Counsel, Cambior Inc. (1988)

  Associate, Clarkson Tetrault (now McCarthy Tetrault) (1984)

14. Roy Millington

Corporate Secretary, Alcan Inc. since 2001

  Senior Legal Counsel, integration of Alusuisse (2000)

  Legal Counsel, British Alcan Aluminium plc (1995)

  Alcan Legal department (1989)

CEO:    Chief Executive Officer

VP:       Vice President

HR:       Human Resources

EHS:    Environment, Health and Safety, now EHS FIRST

Alcan Inc.
2006 Annual Review

Board of Directors

1. Roland Berger

Director since 2002 / Germany

Non-executive Chairman of Munich-based Roland Berger Strategy Consultants. Age: 69. CGC, HRC, EHSC

2. L. Denis Desautels, O.C., FCA

Director since 2003 / Canada

Executive-in-residence at the School of Management of the University of Ottawa. Age: 63. CGC, AC (C), NC

3. Richard B. Evans

Director since 2005 / Canada

President and Chief Executive Officer of Alcan Inc. Age: 59.

4. L. Yves Fortier, C.C., O.Q., Q.C.

Director since 2002 / Canada

Chairman of the Board of Alcan Inc.; Chairman and senior partner of the law firm Ogilvy Renault. Age: 71. CGC (C), EHSC

5. Jeffrey E. Garten

Director since 2007 / United States

Professor at the Yale School of Management. Age: 60. CGC, AC

6. Jean-Paul Jacamon

Director since 2004 / France

Senior adviser of Cognetas, a private equity investment firm. Age: 59. CGC, AC, HRC

7. Yves Mansion

Director since 2004 / France

Chief Executive Officer of Société Foncière Lyonnaise; member of the French Collège de l'Autorité des marchés financiers. Age: 56. CGC, AC, EHSC

8. Gwyn Morgan

Director since 2006 / Canada

Previously, Executive Vice-Chairman and past President and Chief Executive Officer, EnCana Corporation. Age: 61. CGC, HRC

9. Christine Morin-Postel

Director since 2003 / France

Previously, Executive Vice President in charge of Human Resources at Suez Group and Chief Executive Officer of Société Générale de Belgique. Age: 60. CGC, HRC, NC (C)

10. H. Onno Ruding

Director since 2004 / Belgium

Previously, Minister of Finance of the Netherlands and an Executive Director of the International Monetary Fund in Washington, D.C. Age: 67. CGC, EHSC

11. Guy Saint-Pierre, C.C.

Director since 1994 / Canada

Previously, Chairman of the Board of the Royal Bank of Canada and SNC-Lavalin Group Inc. Age: 72. CGC, AC, HRC

Alcan Inc.
2006 Annual Review

12. Gerhard Schulmeyer

Director since 1996 / United States

Previously, Professor of Practice at the MIT Sloan School of Management. Age: 68. CGC, HRC (C)

13. Paul M. Tellier, P.C., C.C., Q.C.

Director since 1998 / Canada

Previously, President and Chief Executive Officer of Bombardier Inc. and Canadian National Railway Company. Age: 67. CGC, AC, EHSC (C), NC

14. Milton K. Wong, C.M.

Director since 2003 / Canada

Non-executive Chairman of HSBC Asset Management (Canada) Ltd. Age: 68. CGC, AC, EHSC

CGC:	Corporate Governance Committee
AC:	Audit Committee
HRC:	Human Resources Committee
EHSC:	Environment, Health and Safety Committee
NC:	Nominating Committee
C:	Committee Chair

Detailed information on the Directors is available in the Proxy Circular, a copy of which is available on Alcan's website (www.alcan.com).

Historical Review and External Recognition

More than a Century of Growth

Throughout its history, Alcan has sought to make decisions that maximize value for its shareholders and other key stakeholders.

1901 Canada's first aluminum smelter is built in Shawinigan, Quebec.

1902 The Canadian subsidiary of the Pittsburgh Reduction Company (later Alcoa) is chartered as Northern Aluminum Company, Limited.

1928-1950 Alcoa divests most of its interest outside the United States, Aluminium Limited is formed (later to become known as Alcan), and rapid expansion of smelting, hydroelectric and fabricating facilities ensues in Canada.

1960-1980 Fabricated products capacity expands in many countries, including the United States. Investments are also made in new smelting operations in Australia, the United Kingdom, Brazil and India, as well as bauxite and alumina operations in Africa, Brazil and Australia.

1980s The Company acquires British Aluminium plc and additional aluminum assets in fabricated products.

1990s Significant divestment of non-core assets and corporate restructuring occurs.

2000 Alusuisse Group Ltd. (algroup) becomes a subsidiary of Alcan Aluminium Limited.

Alcan Inc.
2006 Annual Review

2001 The Company is renamed Alcan Inc. and adopts Maximizing Value as its governing objective.

2002 Alcan celebrates 100 years of achievements.

2003 Alcan acquires Pechiney, reinforcing its position as one of the world's leading aluminum and packaging companies with enhanced scale, a strengthened financial position and complementary industry-leading technologies. Alcan also acquires VAW Flexible Packaging (FlexPac) to reinforce its global position in packaging, as well as Baltek and Uniwood/Fome-Cor to expand its capabilities in the growing composites sector. The Company takes a 50% stake in a modern pre-bake smelter in China, increasing its operating base in the world's fastest growing economy.

2004 Construction begins on the expansion of Alcan's Gove alumina refinery in Australia.

2005 Alcan spins off the majority of its rolling assets, creating an independent rolled products company called Novelis Inc. It also signs a shareholders agreement with the Oman Oil Company and Abu Dhabi Water and Electricity Authority for a 20% interest in a greenfield 350-kt/y aluminum smelter in Oman. Production begins at the newly expanded, 40%-owned Alouette smelter in Quebec, Canada, making it the largest smelter in the Americas.

2006 Alcan posts record operating earnings and operating cash flow. All four business groups are positioned for accel erated growth with attractive project pipelines. Alcan strengthens its smelting technology leadership by announcing a $550-million investment to build an AP 50 pilot plant in Jonquiere, Quebec, Canada. It also announces an acceler ated R&D program for its breakthrough AP technology at its research hub in France's Rhone-Alpes region. In the Saguenay–Lac-Saint-Jean region of Quebec, Alcan begins construction on an 80-kt/y, $180 million spent pot lining recycling plant, providing the global alu minum industry with a sustainable solution for spent pot lining by-products.

Recognizing Our Contributions

Alcan's steadfast commitment to sustainability has garnered international recognition from some of the world's most prestigious organizations.

  Member of the Dow Jones Sustainability Indexes (DJSI) for five consecutive years, including 2005 and 2006 Super-Sector Leader (all basic resources) and leading aluminum sector company.

  2006 Robert W. Campbell Award from the United States' National Safety Council for global leadership in integrating environment, health and safety into corporate management systems (San Diego, U.S.A.).

  FTSE4GOOD INDEX Series since 2001 for meeting globally recognized corporate responsibility standards.

  Innovest Strategic Value Advisors' highest rating of AAA since 2001 for sustainability leadership.

  One of the top three companies overall and the leading company in the metals and mining industry for governance practices in global climate change in the Ceres Investor Coalition 2006 Report.

  World Environment Center's 2007 Gold Medal for International Corporate Achievement in Sustainable Development.

Alcan Inc.
2006 Annual Review

  One of the Global 100 Most Sustainable Corporations in the World for the third consecutive year, awarded by Corporate Knights with Innovest Strategic Value Advisors.

  2006 European Aluminum Award in the building and construction category.

  Top-ranked company for corporate social responsibility among Canadian mining companies in the 2007 Globe and Mail Report on Business, in partnership with Jantzi Research Inc.

  2005 Award of Excellence and 2006 Honourable Mention for Sustainability Reporting from the Canadian Institute of Chartered Accountants.

  The top-ranked company on the 2005 Pacific Sustainability Index out of 16 global companies in the metals sector for corporate environmental and sustainability reporting.

  One of Fortune Magazine's 2006 Most Admired Companies.

  Winner, large-company category, in the inaugural 2006 Converting Innovator Awards in recognition of exceptional community involvement in the United States.

  2006 International Stevie® Award for best corporate social responsibility program.

  2006 Northern Territory Winner of the Prime Minister's Awards for Excellence in Community Business Partnerships (Gove, Australia).

  Lieutenant Governor's Award for Public Safety 2006 (British Columbia, Canada).

Company Information

Linked to the Planet

For more information, please refer to Alcan's 10-K filing and website: www.alcan.com

Corporate Head Office:

Alcan Inc.
1188 Sherbrooke Street West
Montreal, Quebec  H3A 3G2
Canada
Telephone: 514 848-8000
Fax: 514 848-8115

Mailing Address
Alcan Inc.
P.O. Box 6090
Montreal, Quebec  H3C 3A7
Canada

Investor Contact
Corey Copeland
Vice President, Investor Relations
Telephone: 514 848-8368
investor.relations@alcan.com

Alcan Inc.
2006 Annual Review

Media Contact
Anik Michaud
Director, Media Relations
Telephone: 514 848-8151
media.relations@alcan.com

Alcan Business Groups - Corporate Offices:

Bauxite and Alumina, and Primary Metal
Alcan Inc.
1188 Sherbrooke Street West
Montreal, Quebec  H3A 3G2
Canada
Telephone: 514 848-8000
Fax: 514 848-8115

Engineered Products
7 place du Chancelier Adenauer
75218 Paris Cedex 16
France
Telephone: +33 1 56 28 20 00
Fax: +33 1 56 28 33 92

Packaging
7 place du Chancelier Adenauer
75218 Paris Cedex 16
France
Telephone: +33 1 56 28 20 00
Fax: +33 1 56 28 33 21

Definitions:

Business Group Profit (BGP)
BGP comprises earnings before interest, income taxes, minority interests, depreciation and amortization and excludes certain items, such as corporate costs, pension actuarial gains and losses and other adjustments, as well as certain OSIs (definition below) that are not under the control of the business groups or are not considered in the measurement of their profitability.

Foreign Currency Balance Sheet Translation
Foreign currency balance sheet translation effects largely arise from translating certain monetary items denominated in Canadian and Australian dollars into US dollars for reporting purposes. Although these effects are primarily non-cash in nature, they can have a significant impact on the Company's net income.

Other Specified Items (OSIs)
OSIs include, for example, restructuring and synergy charges; asset impairment charges; gains and losses on non-routine sales of assets, businesses or investments; unusual gains and losses from legal claims and environmental matters; gains and losses on the redemption of debt; income tax reassessments related to prior years and the effects of changes in income tax rates; and other items that, in the Company's view, do not typify normal operating activities.

Alcan Inc.
2006 Annual Review

Abbreviations:

/t	per tonne
kt	thousand tonnes
kt/y	thousand tonnes per year
Mt	million tonnes
Mt/y	million tonnes per year

Version française
Pour obtenir la version française de ce rapport, veuillez vous référer à l'adresse Alcan ci-dessus.

The word ALCAN and the Company's symbol are registered as trademarks in more than 100 countries.

Statements made in this Annual Review which describe the Company's or management's objectives, projections, estimates, expectations or predictions may be "forward-looking statements" within the meaning of securities laws. The Company cautions that, by their nature, forward- looking statements involve risk and uncertainty and actual actions or results could differ materially. Reference should be made to the most recent Form 10-K for a list of factors that could cause such differences.

Linked to Our Communities

www.alcan.com